Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Information:
Bert Williams
VP, Marketing and Investor Relations
Proxim Wireless
+1 408 731-2610
bwilliams@proxim.com

Pankaj Manglik Promoted to Chief Executive Officer
of Proxim Wireless Corporation

Industry veteran takes the reins at metro-scale core-to-client broadband wireless leader

San Jose, CA, January 16, 2008 – Proxim Wireless Corporation (NASDAQ: PRXM), a leader in core-to-client solutions for metro-scale broadband wireless networks, today announced that Pankaj Manglik has been promoted to be the company’s President and Chief Executive Officer, succeeding Robert Fitzgerald, Proxim’s previous Chief Executive Officer. Mr. Fitzgerald had been CEO of the company since 1999 and oversaw the company’s revenue growth from under $1.0 million in 1998 to over $75 million in 2006. With these moves, Proxim has consolidated the positions of Chief Executive Officer and President into a single position to streamline operations and decision making.

Mr. Manglik has been Proxim’s President and Chief Operating Officer since May 2006 and a director since July 2006. Mr. Manglik’s marketing and technical vision have provided great benefits to the company for the past two years. He is a seasoned executive in the wireless networking industry and Proxim will continue to benefit from his operational leadership and knowledge of the company’s markets, customers and partners. In addition, Mr. Manglik’s knowledge of and connections in India were instrumental in establishing Proxim’s India Development Center and increasing sales in the region.

Prior to joining Proxim, Mr. Manglik co-founded Aruba Networks, a NASDAQ-traded wireless infrastructure company, and served as its President and Chief Executive Officer. Previously, he was Director of Product Management for Alteon Websystems, which was acquired by Nortel Networks. Prior to Alteon, Mr. Manglik worked at Cisco Systems and Intel Corporation.

“As  the world moves at a fast pace towards wireless use in many aspects of our day-to-day lives, it creates tremendous opportunities for Proxim and  I look forward to leading the company into a new phase of growth,” said Mr. Manglik. “Proxim has a history of technical excellence and award winning products backed by a talented team. We also have a global network of distribution and channel partners. With a greater focus on sales and marketing execution, I believe Proxim will be able to successfully leverage the opportunities presented to us.”

“We are pleased that Mr. Manglik has agreed to accept the additional responsibilities of the newly created position of President and Chief Executive Officer,” said Daniel Saginario, the Chairman of Proxim’s Board of Directors. “Pankaj brings a wealth of experience and credibility to that role. We also thank Rob Fitzgerald for his years of service to the company and wish him the best in his future endeavors.”

2115 O’Nel Drive, San Jose, CA 95131	P408.731.2700	F408.731.3675	www.proxim.com

About Proxim Wireless
Proxim Wireless Corporation (NASDAQ: PRXM) is a leader in core-to-client solutions for metro-scale broadband wireless networks. Our systems enable a variety of wireless applications including security and surveillance systems, mobile workforce automation and machine-to-machine communications. We have shipped more than 1.5 million wireless devices to more than 200,000 customers worldwide. Proxim is ISO-9001 certified.  Information about Proxim can be found at www.proxim.com. For investor relations information, e-mail ir@proxim.com or call 408-731-2610.

Safe Harbor Statement
Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions.  Proxim’s actual results may differ materially from the results anticipated in these forward-looking statements.  The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to and arising from the reactions, positive or negative, of investors, employees, customers, suppliers, and others to the transitions discussed in this press release; costs and other obligations, responsibilities, and consequences arising from the separation of Mr. Fitzgerald from employment by Proxim; ongoing uncertainty in the telecommunications industry and larger economy; the intense competition in our industries and resulting impacts on our sales, pricing, gross margins, and general financial performance; time, costs, political considerations, typical multitude of constituencies, and other factors involved in evaluating, equipping, installing, and operating municipal networks; difficulties or delays in developing and supplying new products with the contemplated or desired features, performance, compliances, certifications, cost, price, and other characteristics and at the times and in the quantities contemplated or desired; the difficulties in predicting Proxim’s future financial performance; and the impacts and effects of any strategic transactions and capital raising transactions Proxim may evaluate or consummate.  Further information on these and other factors that could affect Proxim’s actual results is and will be included in filings made by Proxim from time to time with the Securities and Exchange Commission and in its other public statements.

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